CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated March 29, 2012 on the financial statements of Walthausen Funds, comprising the Walthausen Small Cap Value Fund and the Walthausen Select Value Fund, as of January 31, 2012, and for the periods indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information in this Post-Effective Amendment to Walthausen Funds’ Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Service

Cohen Fund Audit Services, Ltd. Westlake, Ohio May 24, 2012